Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-220770 and 333-224713 on Form S-3 and Registration Statement Nos. 333-173539, 333-177980, 333-201238, 333-211660, 333-218290, 333-230418, 333-233416, and 333-222019 on Form S-8 of our report dated February XX, 2021, relating to the financial statements and financial statement schedule of Axogen, Inc., and the effectiveness of Axogen, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 1, 2021